UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Huntsman Corporation
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On February 17, 2022, Huntsman Corporation (the “Company”) filed its definitive proxy statement with the Securities and Exchange Commission in connection with the Company’s upcoming Annual Meeting of Stockholders to be held on March 25, 2022 (the “Annual Meeting”).

In connection with the foregoing, the Company also updated its Annual Meeting website voteforhuntsman.com (the “Website Updates”) and issued a note to the Company’s employees (the “Employee Note”) regarding recent events at the Company.

Copies of the Website Updates and Employee Note can be found below.

Website Updates

Vote “FOR All” of Huntsman’s Highly Qualified Director Nominees on the WHITE Proxy Card  February 17, 2022 Dear Fellow Huntsman Shareholder: We are writing to you, our fellow shareholders, because a New York-based activist hedge fund, Starboard Value LP – who just recently bought shares in our company – is attempting to replace four members of your Board of Directors who are integral to the continued execution of our successful strategy and delivering a promising future for Huntsman and you, our shareholders. That promising future is not some vague hope. The price of our shares closed at an all-time high in response to our latest results as reported on our 2021 earnings call on February 15, 2022. Those results were driven by the strategic transformation of our portfolio, the material deleveraging of our balance sheet and our focus on sustainability and securing a sustainable future. To give you a clear sense of what is at stake: our 2021 results were the best in our history with our current portfolio. The Company delivered the strongest profit and margin performance we have ever achieved while delivering on our commitment to significantly increase free cash flow. Our results demonstrate that Huntsman is already delivering higher margins, a less cyclical business and a more valuable company that is primed to take advantage of megatrends in the chemical industry. We reported: Adjusted EBITDA of $349M in fourth quarter 2021 up 45% from $240M in fourth quarter 2020 Free cash flow of $698M in fourth quarter 2021 compared to $88M in fourth quarter 2020 Achievement ahead of schedule of an annualized run rate of $120M on our $240M cost optimization and synergy program Repurchase of more than $200M shares in the second half of 2021 and a 13% increase to the quarterly dividend In addition to reporting our 2021 earnings, we gave first quarter 2022 adjusted EBITDA guidance of $350-$380 million and reaffirmed the ambitious financial targets announced at our Investor Day in November where we shared our future vision with you — a multi-year plan to continue increasing margins and free cash flow generation, optimizing our cost structure and driving fundamental improvements in our core businesses. These targets were not only ambitious, but very specific: 2022 adjusted EBITDA of ~$1.4B and free cash flow conversion above 40% Post-2022 financial targets of 18-20% adjusted EBITDA margins by 2024 Approximately $240 million in annualized cost optimization and synergies by the end of 2023 Continued investments in higher-margin, higher-return projects like the Geismar, Louisiana MDI Splitter, E-GRADE®, UPEC and polyurethane catalysts Upgrade of the polyurethanes portfolio, improving margins and reducing volatility Strategic bolt-on acquisitions consistent with maintaining an investment grade balance sheet and balanced capital allocation plan Continued return of capital to shareholders through dividends and share repurchases, including a new $1B repurchase authorization that we now expect to complete within two years

With our strong balance sheet and liquidity position, solution-driven product portfolio and dedicated associates, we are firmly on the right track for continued success, growth and driving value creation for you. You face a pivotal decision about our future and the future of your investment in Huntsman in less than six weeks when we gather for our 2022 Annual Meeting of Shareholders. Starboard has launched an unnecessary proxy contest - refusing to recognize our portfolio transformation and the Company’s current strength - risking all the value we have created for you by seeking to replace four key members of your Board with four of their own hand-picked nominees. For the reasons stated here, we urge you to reject Starboard’s unwarranted attempt to change your Board and the direction of the Company, and to re-elect all of your Board’s 10 nominees. To be clear, Huntsman has already completed the substantial refreshment of your Board that began in late 2017, appointing eight new independent directors since Peter Huntsman became Chairman in January 2018. These directors were each selected based on their unique backgrounds and expertise needed to effectively oversee our company. Today, your refreshed Board brings the right combination of experience, knowledge and diversity that is critical to oversee our transformed portfolio, differentiated business strategies and long-term success. Under the leadership of your Board and experienced management team, the Company was its own change agent, implementing a deliberate and long-term program that delivered industry leading total shareholder returns over the past five years and positioning Huntsman for an even brighter future. Our 2021 results confirm that this is the right strategy for Huntsman, and the financial results are the product of the Company’s relentless execution during the past five years, including: Transformed the overall portfolio to deliver higher-margin, differentiated products in higher value markets Reduced our exposure to lower-margin commodity products that brought volatility to our portfolio and performance Continued to drive margin improvement with our relentless focus on value over volume and disciplined cost optimization strategies Effectively addressed our customers’ and communities’ needs for sustainability and lower carbon footprints Commenced a strategic review of our Textile Effects business Enhanced our financial profile by further deleveraging our balance sheet and securing investment grade ratings Repurchased nearly $800M in shares since 2018 and authorized a new $1B share repurchase program Increased the quarterly dividend by 70% since 2018 Implemented a multi-year incentive compensation program to align our top 80 leaders with the delivery of our 2021 Investor Day targets With these critical initiatives either completed or on track to be completed on schedule, and with our record 2021 financial results, Starboard’s campaign unnecessarily risks derailing our momentum and the value we have created for you. A vote for Huntsman’s nominees is a vote for the right strategy, the right execution and the right Board. Voting “FOR ALL” on the WHITE proxy card is in the best interests of all shareholders.

TRACK RECORD OF OUTPERFORMANCE Over the past five years, we have combined large-scale divestitures, including the sale of 40% of our business, with targeted bolt-on acquisitions to generate meaningful shareholder value. Today, we produce higher-margin and higher value differentiated products and, going forward, we have anchored our portfolio on megatrend-driven, differentiated products demand. Over the last five years, your Board and management team have generated a TSR of over 105%1, nearly 15% better than the performance of the S&P 500 over the same period. Importantly, the markets recognize that our transformation is working. FOCUSING ON ESG AND SUSTAINABILITY Our portfolio transformation towards differentiated chemicals and our investment in innovation has been keenly focused on sustainability and meeting our customers’ and communities’ demand for sustainable products and lower carbon footprints. For example: • We are the market leader in spray polyurethane foam, the world’s most effective and cost-efficient insulation material, conserving energy and offering lower total lifetime cost. • We provide advanced materials for making vehicles and planes lighter and stronger, reducing fuel usage and making all forms of transportation more energy efficient. • We develop leading technology to turn methane gas — the world’s greatest contributor to GHG and global warming — into structural carbon fiber, the building product of the future, and clean hydrogen, eliminating 100% of the GHG in the process. In short, we provide products the changing world needs to be sustainable. The Board oversees this ESG focus through the Sustainability Committee, created at the end of 2020, to provide further Board-level focus on sustainability, corporate social responsibility and governance matters. We have already achieved more than 75% of our 2025 Horizon targets related to GHG Scope 1 & 2, energy consumption, product safety summaries, hazardous waste disposal and total waste disposal and water usage in stressed areas, and we have full confidence we will reach 100% of our goals at an accelerated rate. Further, we recently committed our intent to be carbon neutral by 2050. THE RIGHT BOARD The Board continues to oversee the Company’s portfolio transformation strategies, balance sheet quality and comprehensive initiatives, all of which enhance accountability and alignment with our shareholders. The Board’s refreshment process, executed through rigorous selection criteria, has created a dynamic boardroom with a variety of new and diverse experiences and perspectives to ensure proper oversight of our transformed portfolio. After the Annual Meeting, your Board will consist of 10 directors — nine of whom are independent and eight of whom have been appointed since 2018 — all of whom work closely with management and will continue to be a significant agent of change to improve Huntsman’s performance. Each new member brings a specific set of skills gained through highly relevant experience at global institutions to oversee our strategic execution and drive continued transformation. Vote the WHITE proxy card and against Starboard’s risky proposals: Re-elect ALL of Huntsman’s Directors Approve Proposed Say-on-Pay for Executive Compensation Ratification of the Appointment of Auditors

MEET YOUR BOARD EXTENSIVE ENGAGEMENT WITH STARBOARD TO NO AVAIL Starboard first disclosed its stake in September 2021 and Huntsman has since engaged frequently and extensively. Your Board and management have had over a dozen calls or meetings with Starboard, including an invitation to our headquarters to hear their perspectives. We previewed our November Investor Day presentation with Starboard and invited them to provide suggestions. Following our Investor Day, Starboard publicly praised our operational and financial initiatives, making it abundantly clear that there was, and continues to be, no misalignment with Starboard on the Company’s objectives and strategic initiatives. Unfortunately and despite extensive engagement, Starboard was unwilling to agree to our reasonable proposed resolution of their proxy contest. Instead, Starboard nominated four candidates and is seeking to unseat four Huntsman directors who are critical to the continued success of your company. This is not the right outcome — for Huntsman and for your investment — and Starboard has no strategic plan to create additional value. In stark contrast to your world-class Board, Starboard’s nominees add no incremental value and lack relevant expertise to effectively oversee the successful transformation of the Company’s portfolio towards differentiated and downstream products. Starboard’s disruptive public campaign is solely about installing their handpicked board candidates rather than allowing Huntsman’s refreshed and highly qualified Board to continue its laser focus on executing the Company’s strategic initiatives. We also implemented extensive corporate governance enhancements, including appointing a new Non-Executive Vice Chair and Lead Independent Director, Cynthia Egan, and new Committee Chairs, resulting in four of five Board committees being chaired by women as of the upcoming Annual Meeting. Our Board is a powerful advocate for all shareholders and is driving change and delivering significant value. Peter Huntsman CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, HUNTSMAN DIRECTOR SINCE 1994 Dr. Mary Beckerle INDEPENDENT DIRECTOR SINCE 2011 Curtis Espeland INDEPENDENT DIRECTOR SINCE 2022 Jeanne McGovern AUDIT CMTE. CHAIR INDEPENDENT DIRECTOR SINCE 2021 David Sewell INDEPENDENT DIRECTOR SINCE 2022 Cynthia Egan LEAD INDEPENDENT DIRECTOR AND NON-EXECUTIVE VICE CHAIR NOM. & CORP. GOVERNANCE CMTE. CHAIR INDEPENDENT DIRECTOR SINCE 2020 Sonia Dulá COMPENSATION CMTE. CHAIR (INCOMING) INDEPENDENT DIRECTOR SINCE 2020 Daniele Ferrari INDEPENDENT DIRECTOR SINCE 2018 José Antonio Muñoz Barcelo INDEPENDENT DIRECTOR SINCE 2022 Jan Tighe SUSTAINABILITY CMTE. CHAIR INDEPENDENT DIRECTOR SINCE 2019

YOUR VOTE IS IMPORTANT Help Ensure Huntsman’s Progress and Positive Momentum. We urge you to use the enclosed WHITE proxy card to vote today “FOR ALL” 10 of Huntsman’s highly qualified nominees: Peter R. Huntsman, Dr. Mary C. Beckerle, Sonia Dulá, Cynthia L. Egan, Curtis E. Espeland, Daniele Ferrari, Jeanne McGovern, José Muñoz, David B. Sewell and Jan E. Tighe. Simply follow the easy instructions to vote by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Please do not vote using any blue proxy card you may receive from Starboard—even as a “protest vote.” Any vote on the blue proxy card will revoke your prior vote on a WHITE proxy card, and only your latest-dated proxy counts. Your vote “FOR ALL” of our director nominees will help ensure that you, as a Huntsman investor, have a Board focused on sustaining our positive momentum and creating lasting value for all shareholders. We appreciate your continued support. Sincerely, Peter Huntsman Chairman, President and Chief Executive Officer Cynthia Egan Lead Independent Director and Non-Executive Vice Chair

Please vote your shares by telephone or by Internet TODAY, by following the simple instructions on the WHITE proxy card. If you have any questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies: Innisfree M&A Incorporated Shareholders may call toll-free: 1 (877) 750-0926 Remember, please do not vote using any blue card you may receive from Starboard. Use only the WHITE proxy card to vote TODAY for all of Huntsman’s highly qualified director nominees. Forward-Looking Statements: This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, financial targets, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, including the review of the Textile Effects Division, business trends and any other information that is not historical information. When used in this communication, the words “estimates,” “expects,” “anticipates,” “likely,” “projects,” “outlook,” “plans,” “intends,” “believes,” “forecasts,” “targets,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company’s operations, markets, products, prices and other factors as discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). In addition, there can be no assurance that the review of the Textile Effects Division will result in one or more transactions or other strategic change or outcome. Significant risks and uncertainties may relate to, but are not limited to, ongoing impact of COVID-19 on our operations and financial results, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, timing of proposed transactions, reorganization or restructuring of the Company’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company’s businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. Additional Information and Where to Find It: The Company has filed a definitive proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). The Company’s shareholders are strongly encouraged to read the definitive proxy statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety because they will contain important information. The Company’s shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at www.huntsman.com. Certain Information Regarding Participants: The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2022 Annual Meeting. Information about the Company’s directors and executive officers is available in the definitive proxy statement filed with the SEC on February 17, 2022 with respect to the 2022 Annual Meeting and, with respect to directors and executive officers appointed following such date, will be available in certain of the Company’s other SEC filings made subsequent to the date of the definitive proxy statement. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the definitive proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. 1 Represents the period from February 16, 2017 to February 16, 2022.

Employee Note

From: Peter Huntsman

February 17, 2022

Message from Peter Huntsman: We Are Set Up for Success in 2022

Huntsman posted our financial results for the fourth quarter and the full year 2021 earlier this week, and they were great. We delivered our best-ever financial results for the current portfolio of our businesses – and the market’s reaction to our results reflects that strength.

•	Our margin performance was strong and consistent quarter over quarter throughout the year.
•	Free cash flow was strong even after excluding the proceeds from the Albemarle litigation settlement.
•	We are increasing our quarterly dividend by 13% and returning even more value to our shareholders.
•	We repurchased more than $200 million of our own shares in the second half of the year, and we plan to accelerate our buy-back program going forward.

Support from our associates has been extraordinary. In Polyurethanes, the Project Transcend business improvement program delivered on a $40 million financial target six months ahead of schedule. We are now building on that achievement as we focus on the new $60 million Polyurethanes margin improvement program that we discussed at Investor Day.

Likewise, our associates in Advanced Materials, Performance Products and Textile Effects and our functional teams are fully engaged in the several corporate-wide cost optimization and synergy programs that are now running. These programs, including the Global Business Services expansion, our Supply Chain optimization, and the various EHS initiatives, are delivering real results in real time.

These 2021 successes are just a few highlights – we have much more to be proud of across our Company. You can read our press release and listen to more details in our conference call replay and presentation, which are all available on huntsman.com.

You may have also seen headlines around the filing of our definitive proxy statement and our letter to shareholders for our Annual Shareholders Meeting on March 25. Earlier in the year, the activist hedge fund Starboard Value, one of our largest shareholders, nominated four director candidates (the blue or blue stripe proxy card) for election to our Board. While we respect their right to do so, Huntsman does not believe the election of any of those four candidates is in the best interests of the rest of the shareholders. Huntsman is recommending that shareholders vote for all of the Board of Director candidates identified on the Company’s WHITE proxy card to represent the shareholders’ best interests going forward.

Our latest (and greatest) financial results were enabled by the oversight and sound decisions made by our Board over the past several years, which paved the way for the transformation of our product portfolio. We recently completed a Board refreshment plan, appointing eight new independent directors since 2018, to oversee the continued growth and profitability of the portfolio going forward. I firmly believe that our refreshed Board brings together the right combination of experience, expertise and diversity critical to achieving continued success. More information on the proxy contest is available on voteforhuntsman.com.

It is certainly worth taking a minute to recognize how much we (and you) have transformed this Company in recent years. But we can’t pause for long. In this dynamic business environment, we have to keep moving forward with purpose and urgency. In 2022 and beyond, we will continue to focus on improving our profitability, strengthening our portfolio, and returning value to shareholders as we further redefine and continue to reinvigorate our businesses.

Thank you, as always, for your dedication and contribution to Huntsman’s success. Without all of you, we would not be where we are today.

Sincerely,

Peter R. Huntsman
Chairman, President and CEO

Additional Information and Where to Find It

The Company has filed a definitive proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). The Company’s shareholders are strongly encouraged to read the definitive proxy statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety because they will contain important information. The Company’s shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at www.huntsman.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2022 Annual Meeting. Information about the Company’s directors and executive officers is available in the definitive proxy statement filed with the SEC on February 17, 2022 with respect to the 2022 Annual Meeting and, with respect to directors and executive officers appointed following such date, will be available in certain of the Company’s other SEC filings made subsequent to the date of the definitive proxy statement. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the definitive proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.